COMPX INTERNATIONAL INC.
                                  PRESS RELEASE



FOR IMMEDIATE RELEASE:                                CONTACT:

CompX International Inc.                              David A. Bowers
Three Lincoln Centre                                  Chief Executive Officer
5430 LBJ Freeway, Suite 1700                          Tel.:  864.286.1122
Dallas, Texas   75240-2697


             COMPX SUSPENDS REGULAR QUARTERLY DIVIDEND AND ANNOUNCES
                     RESULTS OF ANNUAL STOCKHOLDERS MEETING


     DALLAS, TEXAS . . . May 19, 2003 . . . CompX International Inc. (NYSE: CIX) announced today that its board of directors suspended CompX's regular quarterly dividend of twelve and one-half cents ($0.125) per share on its class A and class B common stock, based on the board's evaluation of CompX's current results of operations.

     "Our board has concluded that suspending the dividend at this time is financially prudent given the continued challenging economic conditions and our recent results of operations," said David A. Bowers, CompX's president and chief executive officer. "We have focused significant effort on cutting costs and reducing working capital requirements and we will continue these initiatives. We believe we are well positioned to take advantage of opportunities as they arise and that the annual cash retention of $7.6 million from the suspension of the dividend will enhance our ability to continue to further strengthen our balance sheet and consider investments that will increase long-term stockholder value."

     CompX also announced that its stockholders at the annual stockholders meeting held today elected seven directors for terms of one year. CompX's directors are: Paul M. Bass, Jr., David A. Bowers, Keith R. Coogan, Edward J. Hardin, Ann Manix, Glenn R. Simmons and Steven L. Watson.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products.

     Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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